Exhibit 99.1

Gener8 Maritime, Inc. Announces Second Quarter 2017 Financial Results

New York, NY, August 1, 2017 — Gener8 Maritime, Inc. (NYSE: GNRT) (“Gener8 Maritime” or the “Company”), a leading U.S.-based provider of international seaborne crude oil transportation services, today announced its financial results for the three months and six ended June 30, 2017.

Highlights

•                  Including a non-cash loss of $67.9 million due to ships held for sale, recorded net loss of $82.5 million, or $0.99 basic and diluted loss per share, for the three months ended June 30, 2017, compared to net income of $38.0 million, or $0.46 basic and diluted earnings per share for the same period in the prior year.

•                  Recorded adjusted net loss of $8.9 million, or $0.11 basic and diluted adjusted loss per share, for the three months ended June 30, 2017, compared to adjusted net income of $42.0 million or $0.51 basic and diluted adjusted earnings per share for the same period in the prior year.

•                  Increased vessel operating days by 18.0% to 3,352 in the three months ended June 30, 2017 compared to 2,841 in the same period in the prior year.  Increased full fleet “ECO” operating days to 54.2% in the three months ended June 30, 2017, compared to 30.8% in the same period in the prior year.

•                  Entered into a series of transactions that are expected to increase cash on the balance sheet by more than $87 million and reduce total indebtedness by approximately $144 million.  These include:

•                  Modified the Company’s interest rate swap agreements, resulting in aggregate net cash proceeds of $18.2 million in April 2017.

•                  Sold the following vessels for net cash proceeds of $65.4 million after debt repayment of $119.7 million:

•                  A 2002-built Aframax (Gener8 Daphne), two 2016-built VLCCs (Gener8 Noble and Gener8 Theseus), and a 2002-built Suezmax (Gener8 Orion).

•                  Entered into agreements in July 2017 to sell the following vessels for expected net cash proceeds of $3.4 million after debt repayment of $24.1 million:

•                  Two 1999-built Suezmax tankers, Gener8 Horn and Gener8 Phoenix, for demolition prior to the vessels’ special surveys, and the 2002-built Aframax Gener8 Elektra

“We continue to take important steps to strengthen our platform and balance sheet” said Peter Georgiopoulos, Chairman and Chief Executive Officer of Gener8 Maritime. “In this seasonally weaker rate environment, we remain focused on maximizing our financial flexibility in order to manage our business for the near- and long-term.  We continue to dispose of older vessels, streamlining our fleet and focusing on high quality tonnage with the best return profile.  This strengthens our competitive position in the market. We believe the strategy we are pursuing is prudent and reflects our approach to managing our balance sheet and market exposure.”

Leo Vrondissis, Chief Financial Officer, added, “Our balance sheet is expected to be further strengthened during the second quarter, by our agreeing to transactions that are expected to provide over $87.0 million of additional liquidity. The sales of our older vessels have also been timely, as several have come before the vessels’ 2017 special surveys, which according to budgeted amounts will preserve an additional $18 million of liquidity.”

Fleet Performance

The average TCE rates earned by Gener8 Maritime’s vessels are detailed below:

Gener8 Maritime Average Daily TCE Rates(1)

	Three Months Ended
	Jun-17	Jun-16
VLCC
Average Spot TCE Rate	$26,961	$44,806
Average Time Charter TC Rate	—	$48,399

SUEZMAX
Average Spot TCE Rate	$15,361	$31,500
Average Time Charter TC Rate	—	—

AFRAMAX
Average Spot TCE Rate	$9,858	$20,477
Average Time Charter TC Rate	—	—

PANAMAX
Average Spot TCE Rate	$4,647	$15,071
Average Time Charter TC Rate	—	—

FULL FLEET
Average Spot TCE Rate	$21,713	$35,635
Average Time Charter TC Rate	—	$48,399

(1)                                 Time Charter Equivalent, or “TCE,” is a measure of the average daily revenue performance of a vessel. The Company calculates TCE by dividing net voyage revenue by total operating days for its fleet. Net voyage revenues are voyage revenues minus voyage expenses. The Company evaluates its performance using net voyage revenues. The Company believes that presenting voyage revenues, net of voyage expenses, neutralizes the variability created by unique costs associated with particular voyages or deployment of vessels on time charter or on the spot market and presents a more accurate representation of the revenues generated by its vessels. Please refer to the tables at the end of this release for a reconciliation of TCE and net voyage revenues to voyage revenues.  Spot TCEs include all spot voyages for the Company’s vessels, including those that were in Navig8 pools.

Second Quarter 2017 Results Summary

The Company recorded net loss for the three months ended June 30, 2017 of $82.5 million, or $0.99 basic and diluted loss per share, compared to net income of $38.0 million, or $0.46 basic and diluted earnings per share, for the prior year period.

Adjusted net loss was $8.9 million, or $0.11 basic and diluted adjusted loss per share, for the three months ended June 30, 2017, compared to adjusted net income of $42.0 million, or $0.51 basic and diluted adjusted earnings per share, for the prior year period.

Adjusted EBITDA for the three months ended June 30, 2017 was $38.2 million, compared to $71.0 million for the prior year period. Please refer to the tables at the end of this press release for a reconciliation of adjusted net income and adjusted EBITDA to net income.

The average daily spot TCE rate obtained by the Company’s VLCC fleet, including its vessels that were deployed in the Navig8 pools, was $26,961 for the three months ended June 30, 2017. During the three months ended June 30, 2017, the Company’s “ECO” VLCC fleet earned an average daily TCE rate of $27,920, and the Company’s non-”ECO” VLCC fleet earned an average daily TCE rate of $20,670.  The average daily TCE rate obtained by the Company on a full-fleet basis was $21,713 during the three months ended June 30, 2017, compared to $35,825 for the prior year period.

Net voyage revenues decreased by $29.0 million, or 28.5%, to $72.8 million for the three months ended June 30, 2017 compared to $101.8 million dollars for the prior year period. The decrease in net voyage revenues was primarily attributable to the decrease in the Company’s average daily fleet TCE rate by $14,112, or 39.4%, to $21,713 for the three months ended June 30, 2017 compared to $35,825 for the prior year period.  The decrease in the Company’s average daily fleet TCE rate resulted in a decrease in net voyage revenue of approximately $40.1 million during the three months ended June 30, 2017 compared to the prior year period. The decrease in net voyage revenues was partially offset by an increase in the Company’s vessel operating days of 512 days, or 18.0%, to 3,352 days, for the three months ended June 30, 2017 compared to 2,841 days for the prior year period.  The increase in the Company’s vessel operating days resulted in an increase in net voyage revenue of approximately $11.1 million for the three months ended June 30, 2017 compared to the prior year period. The increase in the Company’s vessel operating days was primarily the result of the deployment of 9 additional VLCC newbuilding vessels since the end of the prior year period.

Direct vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, and maintenance and repairs for owned vessels increased by $2.4 million, or 9.2%, to $27.9 million for the three months ended June 30, 2017 compared to $25.5 million for the prior year period. The increase was primarily due to increases in the Company’s average fleet size to 39.2 vessels for the three months ended June 30, 2017 from 33.4 vessels for the prior year period and associated increases in crew costs and other costs.  The increase in direct vessel operating expenses was partially offset by a decrease in daily direct vessel operating expenses per vessel of $601, or 7.1%, to $7,807 per day for the three months ended June 30, 2017 compared to $8,408 per day for the prior year period, primarily as a result of lower operating costs, including crew cost, repair and maintenance and other costs, associated with the Company’s newly delivered vessels.

General and administrative expenses increased by $2.6 million, or 37.0%, to $9.6 million for the three months ended June 30, 2017, compared to $7.0 million in the prior year period. During the three months ended June 30, 2017, we recorded as general and administrative expenses a write-off of assets of $1.5 million and litigation loss of $0.4 million, both of which are related to a May 2017 arbitration tribunal decision regarding a 2013 charter dispute submitted by a vessel owning subsidiary of the Company.

Depreciation and amortization increased by $6.7 million, or 33.8%, to $26.7 million for the three months ended June 30, 2017 compared to $20.0 million for the prior year period. The increase in depreciation and amortization was primarily due to an increase in vessel depreciation of $6.7 million, or 37.3%, to $25.0 million for the three months ended June 30, 2017 compared to $18.3 million in the prior year period. The increase in vessel depreciation was primarily due to an increase in the Company’s fleet size during the three months ended June 30, 2017 compared to the prior year period.

Loss on disposal of vessels, net increased by $68.6 million, to $67.9 million for the three months ended June 30, 2017 compared to a gain of $0.7 million for the prior year period. The increase in loss on disposal of vessels, net was primarily due to non-cash losses associated with the disposal of vessels and certain vessel equipment of $66.8 million related to the potential sale of the Gener8 Noble and Gener8 Theseus, which were moved to assets held for sale, and the sale of the Gener8 Orion, which was completed in June 2017.

Net interest expense increased by $10.0 million to $20.4 million for the three months ended June 30, 2017 compared to $10.4 million for the prior year period.  The increase was primarily attributable to the decrease in capitalized interest of $7.0 million, or 89.1%, to $0.8 million for the three months ended June 30, 2017 compared to $7.8 million in the prior year period related to the capitalization of interest expense associated with vessels under construction as a result of the funding of the acquisition of the Company’s VLCC newbuildings. Also contributing to the increase during the three months ended June 30, 2017, was an increase in interest expense associated with the Company’s senior secured credit facilities of $3.5 million, or 37.4%, to $12.8 million compared to $9.3 in the prior year period due to an increase in the Company’s outstanding borrowings under its senior secured credit facilities and senior notes, which totaled $1.6 billion and $1.3 billion as of June 30, 2017 and 2016, respectively.  The increase in net interest expense was partially offset by a reduction in net interest expense of $1.1 million related to the modification of the interest rate swaps agreements that were entered into on April 10, 2017, which included changes to the notional amounts, maturity dates, and an increase in the fixed rates payable under the interest rate swaps.

During the three months ended June 30, 2017, the Company’s interest rate swap agreements were ineffective, and the Company recorded $2.8 million of expenses related to the impact of the interest rate swap agreements.

As of June 30, 2017, the Company’s cash balance was $160.1 million, compared to $94.7 million as of December 31, 2016. As of June 30, 2017, the Company’s total debt was $1.6 billion and net debt was $1.4 billion.

As of June 30, 2017, there were 82,988,946 shares of the Company’s common stock outstanding.

Gener8 Maritime Fleet Profile (as of July 31, 2017)

Vessels on the Water

	Type	Vessel Name	DWT	Year Built	Employment
1	VLCC	Gener8 Ethos	298,991	2017	VL8 Pool
2	VLCC	Gener8 Hector	297,363	2017	VL8 Pool
3	VLCC	Gener8 Theseus(1)	299,392	2016	VL8 Pool
4	VLCC	Gener8 Noble(1)	298,991	2016	VL8 Pool
5	VLCC	Gener8 Miltiades	301,038	2016	VL8 Pool
6	VLCC	Gener8 Oceanus	299,011	2016	VL8 Pool
7	VLCC	Gener8 Perseus	299,392	2016	VL8 Pool
8	VLCC	Gener8 Macedon	298,991	2016	VL8 Pool
9	VLCC	Gener8 Chiotis	300,973	2016	VL8 Pool
10	VLCC	Gener8 Constantine	299,011	2016	VL8 Pool
11	VLCC	Gener8 Andriotis	301,014	2016	VL8 Pool
12	VLCC	Gener8 Apollo	301,417	2016	VL8 Pool
13	VLCC	Gener8 Ares	301,587	2016	VL8 Pool
14	VLCC	Gener8 Hera	301,619	2016	VL8 Pool
15	VLCC	Gener8 Nautilus	298,991	2016	VL8 Pool
16	VLCC	Gener8 Success	300,932	2016	VL8 Pool
17	VLCC	Gener8 Supreme	300,933	2016	VL8 Pool
18	VLCC	Gener8 Athena	299,999	2015	VL8 Pool
19	VLCC	Gener8 Strength	300,960	2015	VL8 Pool
20	VLCC	Gener8 Neptune	299,999	2015	VL8 Pool
21	VLCC	Genmar Zeus	318,325	2010	VL8 Pool
22	VLCC	Gener8 Atlas	306,005	2007	VL8 Pool
23	VLCC	Gener8 Hercules	306,543	2007	VL8 Pool
24	VLCC	Gener8 Poseidon	305,795	2002	VL8 Pool
25	Suezmax	Gener8 Spartiate	164,925	2011	Suez8 Pool
26	Suezmax	Gener8 Maniate	164,715	2010	Suez8 Pool
27	Suezmax	Gener8 St. Nikolas	149,876	2008	Suez8 Pool
28	Suezmax	Gener8 Kara G	150,296	2007	Suez8 Pool
29	Suezmax	Gener8 George T	149,847	2007	Suez8 Pool
30	Suezmax	Gener8 Harriet G	150,296	2006	Suez8 Pool
31	Suezmax	Gener8 Argus	159,999	2000	Suez8 Pool
32	Suezmax	Gener8 Horn(1)	159,475	1999	Suez8 Pool
33	Suezmax	Gener8 Phoenix(1)	153,015	1999	Suez8 Pool
34	Aframax	Gener8 Pericles	105,674	2003	V8 Pool
35	Aframax	Gener8 Elektra(1)	106,560	2002	Spot
36	Aframax	Gener8 Defiance	105,538	2002	Spot
37	Panamax	Gener8 Companion	72,749	2004	Spot
38	Panamax	Genmar Compatriot	72,749	2004	Spot
	Vessels on the Water Total		9,102,986

Newbuildings

Type	Vessel Name	DWT	Yard	Delivery Date
VLCC	Gener8 Nestor	300,000	HAN	Sep-17

(1)         Subject to contract for sale

Financial Information

Consolidated Statements of Operations for the Three and Six Months ended June 30, 2017

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
(Dollars in thousands, except per share data)	2017	2016	2017	2016
VOYAGE REVENUES:
Navig8 pool revenues	$72,317	$92,400	$190,686	$205,431
Time charter revenues	—	2,047	—	9,278
Spot charter revenues	2,628	11,511	7,275	15,293
Total voyage revenues	74,945	105,958	197,961	230,002
Voyage expenses	2,152	4,194	3,854	6,551
Net voyage revenues	72,793	101,764	194,107	223,451

OPERATING EXPENSES:
Direct vessel operating expenses	27,881	25,532	56,901	50,061
Navig8 charterhire expenses	(6)	(49)	—	3,221
General and administrative	9,626	7,024	18,052	15,112
Depreciation and amortization	26,780	20,023	54,474	37,504
Loss (gain) on disposal of vessels, net	67,860	(714)	77,703	(579)
Total operating expenses	132,141	51,816	207,130	105,319

OPERATING (LOSS) INCOME	$(59,348)	$49,948	$(13,023)	$118,132

OTHER EXPENSES:
Interest expense, net	(20,447)	(10,361)	(40,498)	(17,656)
Other financing costs	(3)	(4)	(55)	(6)
Other income (expense), net	(2,747)	(1,588)	(2,105)	(1,617)
Total other expenses	(23,197)	(11,953)	(42,658)	(19,279)
NET (LOSS) INCOME	$(82,545)	$37,995	$(55,681)	$98,853

(LOSS) INCOME PER COMMON SHARE
Basic	$(0.99)	$0.46	$(0.67)	$1.20
Diluted	$(0.99)	$0.46	$(0.67)	$1.20

Selected Balance Sheet Data

BALANCE SHEET DATA, at end of period	June 30,	December 31,
(Dollars in thousands)	2017	2016
Cash & cash equivalents	$160,146	$94,681
Current assets, including cash	403,228	215,285
Total assets	2,938,234	2,992,669
Current liabilities, incl. current portion of LTD	197,850	216,566
Current portion of LTD	160,446	181,023
Total LTD, incl. current portion & discount	1,576,212	1,581,951
Shareholders’ equity	1,381,118	1,437,411

Reconciliation Tables

EBITDA represents net income (loss) plus net interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude the items set forth in the table below, which represent certain non-cash, one-time and other items that the Company’s believes are not indicative of the ongoing performance of its core operations. Adjusted Net Income represents Net Income adjusted to exclude the same non-cash, one-time and other items, as well as commitment fees. EBITDA, Adjusted EBITDA and Adjusted Net Income are included in this presentation because they are used by management and certain investors as measures of operating performance. EBITDA, Adjusted EBITDA and Adjusted Net Income are used by analysts in the shipping industry as common performance measures to compare results across peers. EBITDA, Adjusted EBITDA and Adjusted Net Income are not items recognized by accounting principles generally accepted in the United States of America (“GAAP”), and should not be considered in isolation or used as alternatives to net income, operating income, cash flow from operating activity or any other indicator of the Company’s operating performance or liquidity required by GAAP. The Company’s presentation of EBITDA, Adjusted EBITDA and Adjusted Net Income is intended to supplement investors’ understanding of its operating performance by providing information regarding its ongoing performance that exclude items the Company believes do not directly affect its core operations and enhancing the comparability of its ongoing performance across periods. The Company presents Adjusted EBITDA and Adjusted Net Income in addition to EBITDA and Net Income because Adjusted EBITDA and Adjusted Net Income eliminate the impact of additional non-cash, one-time and other items not associated with the ongoing performance of its core operations, including charges associated with stock-based compensation, gains and losses on the sale of vessels and costs associated with its financing activities, that the Company believes further reduce the comparability of the ongoing performance of its core operations across periods. The Company’s management considers EBITDA, Adjusted EBITDA and Adjusted Net Income to be useful to investors because such performance measures provide information regarding the profitability of its core operations and facilitate comparison of its operating performance to the operating performance of the Company’s peers. Additionally, the Company’s management uses EBITDA, Adjusted EBITDA and Adjusted Net Income as performance measures and they are also presented for review at the Company’s board meetings. While the Company believes these measures are useful to investors, the definitions of EBITDA, Adjusted EBITDA and Adjusted Net Income used here may not be comparable to similar measures used by other companies. In addition, these definitions are also not the same as the definition of EBITDA, Adjusted EBITDA and Adjusted Net Income used in the financial covenants in the Company’s debt instruments. During the three and six months ended June 30, 2017 we included in Adjusted EBITDA Loss on litigation due to a May 2017 arbitration tribunal decision regarding a 2013 charter dispute submitted by a vessel owning subsidiary of the Company.

Please see below for a reconciliation of the following adjusted amounts to Net Income (dollars in thousands)

	Three Months Ended		Six Months Ended
	Jun-17	Jun-16	Jun-17	Jun-16
Net (Loss) Income	$(82,545)	$37,995	$(55,681)	$98,853

+ Stock-based compensation expense	758	1,427	2,835	2,855
+ Loss on disposal of vessels, net	67,860	(714)	77,703	(579)
+ Other financing costs	3	4	55	6
+ Professional fees related to interest rate swaps	—	327	260	327
+ Commitment Fees	175	1,391	450	3,312
+ Impact of interest rate swaps fair value	2,771	1,560	2,109	1,560
+ Non-cash G&A expenses, excluding stock-based compensation	1,711	—	1,488	—
+ Loss on litigation	400	—	400	—
Net (Loss) Income, adjusted	$(8,867)	$41,990	$29,619	$106,334

Weighted average shares outstanding, basic, in thousands	82,979	82,681	82,970	82,681
Weighted average shares outstanding, diluted, in thousands	82,979	82,681	82,970	82,681

Basic net (loss) income per share, adjusted	$(0.11)	$0.51	$0.36	$1.29
Diluted net (loss) income per share, adjusted	$(0.11)	$0.51	$0.36	$1.29

	Three Months Ended		Six Months Ended
	Jun-17	Jun-16	Jun-17	Jun-16
Net (Loss) Income	$(82,545)	$37,995	$(55,681)	$98,853
+ Interest expense, net	20,447	10,361	40,498	17,656
+ Depreciation and amortization	26,780	20,023	54,474	37,504
EBITDA	$(35,318)	$68,379	$39,291	$154,013

+ Stock-based compensation expense	758	1,427	2,835	2,855
+ Loss on disposal of vessels, net	67,860	(714)	77,703	(579)
+ Other financing costs	3	4	55	6
+ Professional fees related to interest rate swaps	—	327	260	327
+ Impact of interest rate swaps fair value	2,771	1,560	2,109	1,560
+ Non-cash G&A expenses, excluding stock-based compensation	1,711	—	1,488	—
+ Loss on litigation	400	—	400	—
EBITDA, adjusted	$38,185	$70,983	$124,141	$158,182

(1) Non-cash G&A expenses, excluding stock-based compensation expense, include accounts receivable reserves (including revenue offsets), amortization of lease assets that were recorded in connection with fresh start accounting and amortization of straight line rent expense.  The presentation of prior year amounts have been conformed to the current year presentation.

Net debt represents total debt less cash, discounts and deferred financing costs.  Net debt is included is this presentation because it is used by management and certain investors as a measure of the Company’s overall liquidity, financial flexibility and leverage. Furthermore, certain investors, creditors, and credit analysts monitor the Company’s net debt as part of their assessments of its business.  Net debt is not recognized by GAAP, and should not be considered in isolation or used as alternatives financial condition or liquidity required by GAAP. In particular, the Company typically needs a portion of its cash for purposes other than debt reduction. The deduction of these items from total debt in the calculation of net debt should thus not be understood to mean that any of these items are available exclusively for debt reduction at any given time.

Long-term debt reconciliation table

Please see below for a reconciliation of the following adjusted amounts to long-term debt (dollars in thousands)

	June 30,	December 31,
Reconciliation of total long-term debt	2017	2016
Long-term debt	$1,415,766	$1,400,928
Current portion of long-term debt	160,446	181,023
Total long-term debt, incl. current portion, discount and deferred financing costs	$1,576,212	$1,581,951

Net Voyage Revenue & Operating Days Reconciliation Tables

Gener8 Maritime Net Voyage Revenue & Operating Days

	Three Months Ended
(Dollars in thousands, except Operating Days data)	Jun-17	Jun-16
VLCC
ECO Fleet Net Voyage Revenue (1)	$50,762	$39,450
ECO Fleet Operating Days (1)	1,818	852
Non-ECO Fleet Net Voyage Revenue (1)	$5,680	$22,248
Non-ECO Fleet Operating Days (1)	275	526
Spot Charter & Navig8 Pool Net Voyage Revenues	$56,442	$61,698
Spot Charter & Navig8 Pool Operating Days	2,093	1,378
Time Charter Revenue	$—	$2,047
Time Charter Operating Days	—	42
SUEZMAX
Spot Charter & Navig8 Pool Net Voyage Revenues	$12,826	$28,293
Spot Charter & Navig8 Pool Operating Days	835	898
Time Charter Revenue	$—	$—
Time Charter Operating Days	—	—
AFRAMAX
Spot Charter & Navig8 Pool Net Voyage Revenues	$2,963	$6,984
Spot Charter & Navig8 Pool Operating Days	301	341
PANAMAX
Spot Charter Revenue	$576	$2,743
Spot Operating Days	123	182

Gener8 Maritime Full Fleet Net Voyage Revenues

	Three Months Ended
(Dollars in thousands)	Jun-17	Jun-16
Total Voyage Revenues	$74,945	$105,958
Total Voyage Expenses	2,152	4,194
Total Net Voyage Revenues	$72,793	$101,764

(1) Includes all spot voyages for the Company’s vessels, including those that were in the Navig8 Pools.

Conference Call Information

A conference call to discuss the results will be held today, August 1, 2017 at 8:00 a.m. ET. The conference call can be accessed live by dialing 1-844-802-2435, or for international callers, 1-412-317-5128, and requesting to be joined into the Gener8 Maritime call.  A replay will be available at 11:00 a.m. ET and can be accessed by dialing 1-877-344-7529 or for international callers, 1-412-317-0088. The pass code for the replay is 10110903. The replay will be available until August 8, 2017.

A live webcast of the conference call will also be available under the Investor Relations section at www.gener8maritime.com. The Company plans to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

About Gener8 Maritime

As of July 31, 2017, Gener8 Maritime has a fleet of 39 wholly-owned vessels comprised of 25 VLCCs, including one newbuilding, 9 Suezmaxes, three Aframaxes, and two Panamax tankers.  On a fully-delivered basis, Gener8 Maritime’s fleet has a total carrying capacity of approximately 9.4 million deadweight tons (“DWT”) and an average age of approximately 4.5 years on a DWT basis. Gener8 Maritime is incorporated under the laws of the Marshall Islands and headquartered in New York.

Website Information

The Company intends to use its website, www.gener8maritime.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included in its website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of the Company’s website, in addition to following its press releases, filings with the Securities and Exchange Commission (the “SEC”), public conference calls, and webcasts. To subscribe to the Company’s e-mail alert service, please click the “Investor Alerts” link in the Investors section of the Company’s website and submit your email address. The information contained in, or that may be accessed through, the Company’s website is not incorporated by reference into or a part of this document or any other report or document the Company files with or furnish to the SEC, and any references to the Company’s website are intended to be inactive textual references only.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not historical facts and are based on management’s current beliefs, expectations, estimates and projections about future events, many of which, by their nature, are inherently uncertain and beyond the Company’s control. Included among the factors that, in the Company’s view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: (i) loss or reduction in business from the significant customers of the Company’s or of the commercial pools in which the Company participates; (ii) changes in the values of the Company’s vessels, newbuildings or other assets; (iii) the failure of the Company’s significant customers, shipyards, pool managers or technical managers to perform their obligations owed to the Company; (iv) the loss or material downtime of significant vendors and service providers; (v) the Company’s failure, or the failure of the commercial managers of any pools in which the Company’s vessels participate, to successfully implement a profitable chartering strategy; (vi) termination or change in the nature of the Company’s relationship with any of the commercial pools in which it participates; (vii) changes in demand for the Company’s services; (viii) a material decline or prolonged weakness in rates in the tanker market; (ix) changes in production of or demand for oil and petroleum products, generally or in particular regions; (x) greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; (xi) adverse weather and natural disasters, acts of piracy, terrorist attacks and international hostilities and instability; (xii) changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; (xiii) actions taken by regulatory authorities; (xiv) actions by the courts, the U.S. Coast Guard, the U.S. Department of Justice or other governmental authorities and the results of the legal proceedings to which the Company or any of its vessels may be subject; (xv) changes in trading patterns significantly impacting overall tanker tonnage requirements; (xvi) any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 or other applicable regulations relating to bribery; (xvii) the highly cyclical nature of the oil-shipping industry; (xviii) changes in the typical seasonal variations in tanker charter rates; (xix) changes in the cost of other modes of oil transportation; (xx) changes in oil transportation technology; (xxi) increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; (xxii) changes in general political conditions; (xxiii) the adequacy of insurance to cover the Company’s losses, including in connection with maritime accidents or spill events; (xxiv) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, the Company’s anticipated drydocking or maintenance and repair costs); (xxv) changes in the itineraries of the Company’s vessels; (xxvi) adverse changes in foreign currency exchange rates affecting the Company’s expenses; (xxvii) the fulfillment of the closing conditions under, or the execution of customary additional documentation for, the Company’s agreements to acquire or sell vessels and borrow under its existing financing arrangements; (xxviii) the effect of the Company’s indebtedness on its ability to finance operations, pursue desirable business operations and successfully run its business in the future; (xxix) financial market conditions; (xxx) sourcing, completion and funding of financing on acceptable terms; (xxxi) the Company’s ability to generate sufficient cash to service its indebtedness and comply with the covenants and conditions under the Company’s debt obligations; (xxxii) the impact of electing to take advantage of certain exemptions applicable to emerging growth companies; and (xxxiii) other factors listed from time to time in the Company’s filings with SEC, including, without limitation, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and its subsequent reports on Form 10-Q and Form 8-K. Accordingly the reader is cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Leonidas J. Vrondissis

Gener8 Maritime, Inc.

+1 (212) 763-5633

ir@gener8maritime.com